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                                                                    EXHIBIT 5.1

                           [Rutan & Tucker, LLP Letterhead]

                                    July 14, 2005

ConectiSys Corporation
24730 Avenue Tibbitts, Suite 130
Valencia, California 91355

        Re:  Registration Statement on Form SB-2 (Registration No. 333-126001)

Ladies and Gentlemen:

    We have acted as counsel to ConectiSys Corporation, a Colorado corporation (the "Company"), in connection with pre-effective Amendment no. 1 to the above-referenced registration statement on Form SB-2, to which amendment this opinion is an exhibit (the "Registration Statement"). The Registration Statement contains a prospectus that covers the resale by the entities named in the Registration Statement (the "Selling Security Holders") of an aggregate of 2,107,869,000 shares of the Company's common stock, no par value per share, to be registered for resale under the Registration Statement, all of which shares are or may become issuable upon exercise of warrants and upon conversion of convertible debentures (collectively, "Underlying Shares") as described in the Registration Statement.

    We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Underlying Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents. We have also assumed that all of the Underlying Shares will be evidenced by appropriate certificates that have been properly executed and delivered.

    Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Underlying Shares have been duly authorized and reserved and, when issued upon exercise of each of the warrants or upon conversion of each of the convertible debentures in accordance with their respective terms, including payment of the applicable exercise or conversion price, will be validly issued, fully paid and non-assessable.

    You have informed us that the Selling Security Holders may sell the Underlying Shares from time to time on a delayed or continuous basis. This opinion is limited to the Colorado Business Corporation Act ("CBCA"), including the statutory provisions of the CBCA, all applicable provisions of the Constitution of the State of Colorado and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

    We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                   Very truly yours,

                                   /S/ RUTAN & TUCKER, LLP